EMPLOYMENT AGREEMENT THIS AGREEMENT made effective May 17, 2007. BETWEEN:

UNBRIDLED ENERGY CORPORATION, having an office at 2100 Georgetowne Dr., Suite 301, Sewickley, Pennsylvania USA 15143

(the "Company")

AND:

J. MICHAEL SCUREMAN, of 1250 Montclair Dr., Pittsburgh, Pennsylvania, 15241

(the "Employee")

WHEREAS the Company is a public company in the business of acquiring and developing oil and natural gas reserves, combined with exploring for and potentially developing unconventional gas resources, Including shale gas and tight gas sands resources (collectively, the "Business").

AND WHEREAS the Employee has agreed to a contract of employment with the Company, and the Company has agreed to contract for the services of the Employee, on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual terms and conditions in this Agreement, and the payment by the Company to the Employee of U.S. $10.00, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

POSITION, SERVICES AND TERM

1.1

Position

The Company will employ the Employee, and the Employee will serve the Chief Financial Officer (CEO). The Employee will report to the Company's Board of Directors, or to such committees thereof as may be designated from time to time by the Company's Board of Directors.

1.2

Services

The Employee, working in concert with the Company's President and Chief Executive Officer, will be responsible for the duties associated with the office of Chief Financial Officer of the Company substantially as set out on Exhibit A to this Agreement (collectively, the "Services"). The Employee will comply with the policies, practices, directions and instructions, written or oral, of the Company from time to time in effect.

1.3

Term

Subject to the terms and conditions of this Agreement, the Employee will be employed for a term commencing on June 11, 2007 and ending on the date that this Agreement is terminated in accordance with its terms (the "Term").

2.

EXECUTIVE OBLIGATIONS

2.1

Effort and Loyalty

The Employee will perform the Services in a competent and faithful manner and will devote the time and effort necessary to properly and fully perform the Services. The Employee owes a duty of loyalty to the Company and will at all times during his employment use his best efforts to promote the interests of the Company.

2.2

Fiduciary

The Employee acknowledges that by virtue pf the employment contemplated by this Agreement, the Employee will be in a fiduciary relationship with the Company and will owe fiduciary obligations to Company. The provisions of this Agreement are in addition to and do not amend, replace or otherwise reduce those fiduciary obligations.

3.

COMPENSATION AND BENEFITS

3.1

Salary

The Company will pay the Employee an annual salary of U.S. $130,000 (the "Salary"), payable in biweekly installments less all required or permitted withholdings and remittances. The Company will review the Salary from time to time during the Term and may, in its sole discretion, increase (but not reduce) the Salary at any time.

3.2

Option Plan Participation

The Company will, within 30 days of the execution and delivery of this Agreement by the Employee and the Company, grant to the Employee an option to acquire 400,000 Common shares of the Company at a price established in accordance with the terms of the Company's then-current Stock Option Plan (the "Plan') and the rules and polices of the TSX Venture Exchange (the "Option"). The Option will be governed by the terms and conditions of the Plan. The Company has provided a copy of the Plan to the Employee; by signing this Agreement, the Employee confirms that he has read and understands the Plan and agrees to the terms and conditions of the Plan, including the provision of the Plan relating to the accelerated termination of the Option resulting from the termination of this Agreement.

3.3

Benefits

The Company will make available to the Employee the following rights to insured benefit plan coverage:

(a)

for up to one year ending on the first anniversary of the effective date of this Agreement the Employee will have the option, from time to time, of:

(1)

continuing his group health coverage as was provided by his former employer pursuant to and in accordance with US COBRA health benefit provisions, in which case the Company will fund the Employee's out-of- pocket costs to the extent required, up to an aggregate maximum of U.S. $1,000 per month, to permit the Employee to continue such coverage; or

(2)

at the Employee's risk and expense, and if the Employee qualifies for and chooses to obtain such coverage, securing health benefit coverage under his spouse's group health plan made available to the Employee's family as a result of his spouse's employment, in which case the Company will pay to the Employee an annual allowance, payable on each anniversary of the effective date of this Agreement, of U.S. $2,500,

and

(b)

for the remaining currency of this Agreement, the Company will:

(1)

if and for so long as the Employee is receiving health benefit coverage under his spouse's plan as contemplated by (a)(2) above, pay to the Employee an annual allowance, payable on each anniversary of the effective date of this Agreement, of U.S. $2,500; or

(2)

make available to the Employee participation in such group health benefit plans as the Company customarily makes available to its senior executive employees from time to time (the "Company Benefits"), provided that the Employee acknowledges that the Company presently has no Company Benefits in place.

Notwithstanding the foregoing, the right of the Employee to participate in the Benefits will be subject to all persons to be covered by the Benefits submitting to any examinations reasonably required and truthfully responding to any Inquiries reasonably posed by the Company, or the insurer(s) providing the Benefits.

The terms and conditions of the Benefits will be determined by the plans or policies from time to time established or purchased by the Company_ The Company retains the right to establish new Benefits and to alter or delete any Benefits from time to time and at any time in its sole discretion.

3.4

Vacation

During the remainder of calendar year 2007 the Employee will be entitled to two and one half week's vacation. In 2008 and subsequent calendar years of this Agreement, the Employee's vacation entitlement will be five weeks, within each calendar year, pro-rated for any partial calendar year, during the Term. In addition to the vacation entitlement, the Employee will be entitled to take ten statutory holidays per calendar year recognized in the State of Pennsylvania. Vacation time not taken by the Employee during a calendar year will be carried over and added to the Employee's vacation entitlement in the next calendar year, provided that unused vacation that is carried over for more than two calendar years, may, at the Company's sole option be cancelled, from time to time, upon the Company paying to the Employee a one-time compensation payment for each day of cancelled vacation time using a per diem rate based on the then-current Salary and 260 working days in a year, less all required or permitted withholdings and remittances, and without regard to any implied rate of interest or other accounting for the time cost of money. The Employee will schedule vacations at such time or times as the Company and the Employee mutually agree. Failing such agreement, the Company may schedule the Employee's vacation time or times based on business considerations.

3.5

Expenses

Upon submission of appropriate receipts and written accounts, the Company will reimburse the Employee for all reasonable expenses actually and properly Incurred by him in connection with his duties hereunder in accordance with the policies, practices or directions of the Company from time to time in effect. In addition, during the currency of this Agreement, the Company will provide the Employee with a full membership, at the Valley Brook Country Club for an approximate gross cost of U.S. $10,000 annually.

4.

CONFIDENTIALITY

4.1

Access to Confidential Information

The Employee acknowledges that in the course of carrying out, performing and fulfilling the Employee's obligations to the Company, the Employee will have access to and be entrusted with Confidential Information, and that disclosure of Confidential Information to competitors or clients of the Company or to the general public will be highly detrimental to the best interests and business of the Company.

4.2

Definition of "Confidential information"

In this Agreement, "Confidential Information" means trade secrets and information that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company and its business partners, and includes, but is not limited to:

(a)

trade secrets, know-how, concepts, ideas whether patentable or not, methods, processes, formulae, apparatus, standards, product specifications and processing procedures;

(b)

revenue, costs, pricing and other financial data;

(c)

client, supplier, customer or business partner information (including without limitation, names, preferences, financial information, addresses or telephone numbers);

(d)

all access codes, systems software applications, software/systems source and object codes, data, documentation, program files, flow charts, operational procedures, locations of operations, merchant numbers and merchant support and verification numbers; and

(e)

the private affairs of the Company or any other information which the Employee may acquire during the Term with respect to the business and affairs of the Company, whether acquired in the course of employment or incidentally.

4.3

Exclusions

Notwithstanding the provisions of Section 4.2, 'Confidential Information" does not include Information or data which the Employee can prove:

(a)

is in the public domain at the date of its disclosure to the Employee, or which thereafter enters the public domain through no fault of the Employee or of any other person owing an obligation of confidentiality to the Company (but only after it enters the public domain); or

(b)

was in the Employee's possession on a non-confidential basis prior to being disclosed under this Agreement as reasonably demonstrated by the Employee's written records;

provided that information constituting Confidential Information will not be included within the foregoing exceptions merely because individual parts of such information were within the public domain, or were within the Employee's prior possession.

4.4

Use and Disclosure

The Employee acknowledges that he will receive the Confidential Information solely for the purpose of carrying out his duties as an employee of the Company. Except as may be specifically required in the course of carrying out such duties or as may be required by law, the Employee will not, during the Term or at any time thereafter:

(a)

disclose any Confidential Information to any person or entity; or

(b)

use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company.

If the Employee is required by law to disclose any Confidential Information then the Employee will promptly notify the Company that the Employee may be required to disclose Confidential Information and the Employee will consult with and cooperate with the Company in any attempt to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment. Notwithstanding any disclosure required by law, the Confidential Information disclosed will, for all other purposes, continue to be treated as Confidential Information under this Agreement.

4.5

Return of Confidential Materials

Upon the termination of the Employee's employment with the Company for any reason, or upon the written request of the Company at any time, the Employee will return immediately to the Company all Confidential Information then in the Employee's possession or under his control.

5.

CORPORATE OPPORTUNITIES AND INTELLECTUAL PROPERTY

5.1

Opportunities

Any business opportunities related to:

(a)

the current business or prospective business of the Company;

(b)

any of the Confidential Information or any of the Property (as defined below); or

(c)

any work performed by the Employee for the Company;

which becomes known to the Employee during the period of his employment with the Company must be promptly and fully disclosed and made available to the Company by the Employee, and the Employee agrees not to take or omit to take, without the prior written approval of the Company, any action if the result would be to divert from the Company any such opportunity.

5.2

Property Ownership

The Employee acknowledges and agrees that all right, title and interest in and to any information, documents, drawings, plans, models, works, trade secrets, inventions, discoveries, methods, improvements, research materials, software and databases, including all Confidential Information and including all intellectual property rights associated therewith, that:

(a)

relates to the Company's business, as it may be conducted from time to time, and is made or conceived directly or indirectly by the Employee during his employment, whether or not conceived or made during his regular working hours and whether or not the Employee is specifically instructed to make or develop the same and whether made solely, jointly or in combination with others;

(b)

is made or conceived directly or indirectly by the Employee during his employment and during his regular working hours, whether or not the Employee is specifically instructed to make or develop the same or whether made solely, jointly or in combination with others; or

(c)

is made or conceived directly or Indirectly by the Employee during his employment and using the Company's tools and equipment, whether or not conceived or made during his regular working hours and whether or not the Employee is specifically instructed to make or develop the same and whether made solely, jointly or in combination with others

(collectively, the 'Property"), will be for the benefit of the Company and will be considered to have been made under and by virtue of this Agreement and will immediately become the property of the Company.

5.3

Assignments

The Employee hereby assigns, sets over and transfers to the Company his entire right, title and interest In and to any and all of the Property and to all letters patent, design patents, Industrial designs, copyright, trade-marks, trade secret rights, and all other intellectual property rights, and all applications therefor which may be or may have been filed on the Property by the Employee or for the Employee or in his name, or which may have been issued to the Employee or for his benefit, whether filed or issued in Canada or any other country whatsoever.

5.4

Moral Rights

The Employee forever waives and releases in favour of the Company any right, title or interest he has or may have in and to the Property including, without limitation, any right to claim authorship or anonymity, any right to restrain or claim damages for any modification, alteration or deletion of the Property or any part thereof, any right to restrain the use or reproduction of the Property, and any right to use or reproduce the Property, in each case, in any context and In connection with any product, service, cause or institution, and any right or benefit in law known as "moral" rights or any similar law anywhere in the world and all rights under the Canadian Copyright Act.

5.5

Publications

Except as required for the performance of his duties under this Agreement, the Employee will not publish or disclose, or assist others to do so, any particulars of the Property or of any Confidential Information to any person or entity without the prior written consent of the Company.

5.6

Removal of Property

All records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or the Property will remain the sole and exclusive property of the Company. Except as authorized by the Company, the Employee will not remove physically, electronically or in any other manner whatsoever from the premises of the Company or store or permit to be stored in any location other than the premises of the Company the Property or the Confidential Information or any records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential information or Property.

6.

RESTRICTIVE COVENANT

The Employee acknowledges that the Company's business is highly competitive and that In the course of the Employee's employment the Employee will be privy to Confidential Information and other information concerning the Company's business and that the Company's business would be vulnerable to competition from the Employee. Accordingly, the Employee agrees that:

(a)

during the Term and for a two month period following the date that the employment of the Employee with the Company ceases (the "Termination Date"), the Employee will not, without the prior written consent of the Company, directly or Indirectly, either individually or in partnership or in conjunction in any way with any other person, firm, association, syndicate or corporation ("Person"), whether as principal, agent, consultant, shareholder, guarantor, creditor, or in any other manner whatsoever:

(1)

engage in, carry on or otherwise be concerned with or have any Interest in, or advise, lend money to, guarantee the debts or obligations of, permit the name of the Employee, or any part thereof, to be used or employed by any Person engaged in or concerned with a business competitive with that of the business of the Company within any province of Canada or state of the United States in which the Company is. as at the Termination Date, doing business;

(2)

solicit, interfere with or try to entice away from the Company, accept any business from or the patronage of or enter into the employment of or render any service to, sell to or contract or attempt to contract with, any Person, who was, during the Term, a prospective or existing client, customer or supplier of the Company; or

(3)

endeavour to entice away from the Company any Person who was employed or engaged by the Company as of the Termination Date;

(b)

the covenants contained in this Section 6 are given for good and valuable consideration (receipt of which is hereby acknowledged) and that by reason of the Employee's unique knowledge of and association with the business of the Company, the scope of this covenant as to activity, time and area is reasonable and commensurate with the protection of the legitimate interests of the Company;

(c)

this Section 6 of this Agreement applies regardless of the reason for the cessation of employment of the Employee from the Company, and is severable from the other provisions of this Agreement;

(d)

the damages the Company may suffer for breach of Section 6 of this Agreement may be irreparable and in any event would be difficult, if not impossible, to ascertain and that the Company will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any threatened or actual breach; and

(e)

the existence of a right to an injunction or other available equitable relief will not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have including the right to seek recovery of damages.

7.

TERMINATION OF EMPLOYMENT

The employment of the Employee pursuant to this Agreement may be terminated without liability:

(a)

by the Employee, by giving the Company six week's advance written notice. The Company may permit the Employee to terminate his employment within such period, permission not to be unreasonably withheld, in which case the Company will pay the Employee until the date of actual resignation. Upon receipt of written notice of resignation, the Company may, at its option, earlier terminate the employment of the Employee in which case the Company will pay the Employee from the date of termination by the Company until the date of intended resignation;

(b)

by the Company, without notice, for "cause";

(c)

by the Company, without cause (including, without limitation, constructive dismissal):

(1)

by giving the Employee working notice in writing of termination equal to twelve months (the "Severance Period"); or

(2)

by giving the Employee immediate notice of termination and continuing to pay the Employee an amount equal to his salary then in effect less applicable withholdings, deductions and remittances during the Severance Period. The Company will immediately discontinue the salary payments if the Employee becomes an Employee of another entity or entities or ceases making reasonable efforts to find and commence work as an Employee. The Employee will notify the Company immediately upon accepting employment with another entity.  If the Employee becomes an Employee of another entity or entities before the expiration of the Severance Period, the Company will pay the Employee 50% of the amount of salary remaining from the date he commences work as an Employee until the end of the Severance Period, in a lump sum, less applicable withholdings, deductions and remittances.

On termination of employment, the Employee will immediately resign all offices held with the Company.

Subject to any stock exchange policies or securities laws governing the Company that provide otherwise, any Option granted to the Employee pursuant to this Agreement, regardless of the vesting terms otherwise made applicable to such grant by the Company, will, if the Employee is terminated by the Company during the first year of this Agreement pursuant to subsection (c), be deemed to have fully vested immediately prior to the Employee's termination.

8.

NOTICES

Any notices, requests, demands or other communications that are required or permitted to be given by one party hereto to the other under this Agreement will be given in writing by registered post, personal delivery or facsimile addressed to the other party hereto or delivered to such other party at the address shown on page 1 hereof or at such other address as either party hereto may from time to time specify by notice in writing given to the other party hereto.

Demands or other communications will be deemed to have been received, if sent by registered post, then on the date of acknowledged receipt in writing by or on behalf of the addressee, if sent by facsimile, then on the earlier of the date of transmission if received during normal business or working hours of the recipient and the date of the first normal business working hours after the date of transmission, or if sent by personal delivery, then on the date when delivered to the addressee.

9.

COLLECTION AND USE OF PERSONAL INFORMATION

The Employee acknowledges that the Company will collect, use and disclose personal information only where reasonably necessary for security, employment and business purposes. The Employee consents to the Company collecting, using and disclosing personal information about the Employee only where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be In effect from time to time.

10.

SEVERABILITY

In the event that any provision or part of this agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts will be and remain in full force and effect.

11.

REPRESENTATIONS

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the parties hereto. The Employee acknowledges and agrees that any prior agreements or representations, whether oral or written and whether express or implied, between the Employee and the Company, are hereby terminated and the Employee has no rights or entitlements under or arising from any such prior agreements or representations against Company. The Employee hereby waives any right to assert a claim in tort based on any pre-contractual representations, negligent or otherwise, made by the Company.

12.

WAIVER OR MODIFICATION OF AGREEMENT

No failure or delay of the Company in exercising any power or right hereunder will operate as a waiver thereof nor will any single or partial exercise of such right or power preclude any other right or power hereunder. No amendment, modification or waiver of any condition of this Agreement or consent to any departure by the Employee therefrom will in any event be effective unless the same will be in writing signed by the Company.

13.

IRREPARABLE HARM

The Employee acknowledges and agrees that a breach of any of the covenants of Sections 4, 5, or 6 of this Agreement by the Employee cannot be adequately compensated for such damages by monetary award, and may cause irreparable harm to the Company. Accordingly, the Employee agrees that in addition to all of the remedies available to the Company at law or In equity, the Company will be entitled as a matter of right to apply for equitable relief (Including without limitation, injunctive relief) to ensure the Employee's compliance with the provisions of this Agreement.

14.

SURVIVAL

The obligations set out in Sections 4 to 6, inclusive and in sections 9 to 18 inclusive will survive the termination of the employment of the Employee.

15.

FURTHER ASSISTANCE

The parties hereto will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

16.

GOVERNING LAW

This Agreement will be construed in accordance with and governed by the laws of the County of Allegheny and the laws of the Commonwealth of Pennsylvania in the United States of America.

17.

HEADINGS

The headings used in this Employment Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

18.

ENUREMENT

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

19.

INDEMNITY AGREEMENT

Promptly following the effective date of this Agreement the Employee and the Company will enter into an indemnity agreement in the form set out as Exhibit B to this Agreement.

20.

COUNTERPARTS

This Agreement and any amendments thereto may be signed in counterparts and delivered by fax, each of which so signed will be deemed to be an original, and such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

UNBRIDLED ENERGY CORPORATION

I accept the terms and conditions of my employment with the Company as set out above.

Exhibit A
Chief Financial Officer — Duties

•

Creating, coordinating, and evaluating the financial programs and supporting information systems of the Company, including public-company financial reporting (Canada and US), budgeting, tax planning, and conservation of assets.

•

Approving and coordinating changes and improvements in financial and management information systems for the Company.

•

ensuring compliance with local, state, provincial and federal reporting requirements (Canada and US);

•

overseeing the approval and processing of revenue, expenditure, and other financial control systems;

•

coordinating the preparation of financial statements, financial reports, annual and quarterly MD&A and other similar information reports;

•

developing and implementing finance, accounting, billing, and auditing procedures in accordance with current industry practices and regulatory requirements for public companies in Canada and the US;

•

establishing and maintaining appropriate internal control safeguards;

•

interacting with other senior officers to support financial and management information analyses, reports, and recommendations;

•

ensuring that the Company's records systems are maintained in accordance with generally accepted accounting principles;

•

assisting in obtaining the necessary licenses, permits and insurance required for the operation and development of the Business;

•

overseeing financial management of operations in Canada and the US, including developing financial and budget policies and procedures;

•

preparing presentation materials and representing the Company externally to investment bankers, investors, media, stock exchange regulators, government agencies, funding agencies, and the general public;

•

developing and implementing plans to raising the additional debt and equity financing to support the ongoing operation and development of the Business; and

•

other such duties as may be assigned, from time to time, by the Company's Board of Directors, acting reasonably and provided that such duties are in keeping with the office of Chief Financial Officer.

EXHIBIT B

See the form of Indemnity Agreement attached.